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Exhibit 99.1

NEW WORLD RESTAURANT GROUP NAMES
S. GARRETT STONEHOUSE AS DIRECTOR

        GOLDEN, Colo. (2/17/04)—New World Restaurant Group, Inc (NWRG.PK) announced today that S. Garrett Stonehouse, 34, has been named a director of the company. Mr. Stonehouse is a co-founder and partner of MCG Global, LLC. The addition of Mr. Stonehouse brings the number of directors on the Board to six.

        MCG Global LLC., based in Westport, Conn., is a private equity firm focused on middle market growth companies. Prior to co-founding MCG Global, LLC, Mr. Stonehouse was vice president of Fidelco Capital Group. He began his career in the management development program at GE Capital and became manager of marketing and cross promotion in the company's retailer financial services division. He received a B.A. degree from Boston College (Summa Cum Laude), majoring in both economics and mathematics.

        Commenting on the appointment, Paul Murphy, New World CEO and Acting Chairman, said, "We are extremely pleased with this addition to our Board. Mr. Stonehouse brings a solid financial and business background to our company, and we believe his experience will be beneficial as we move into the future."

        New World is a leading company in the quick casual sandwich industry. The company operates locations primarily under the Einstein Bros and Noah's New York Bagels brands and primarily franchises locations under the Manhattan Bagel and Chesapeake Bagel Bakery brands. As of December 30, 2003, the company's retail system consisted of 464 company-operated locations, as well as 226 franchised, and 45 licensed locations in 33 states. The company also operates dough production and coffee roasting facilities.

CONTACTS: Media/Investors: Bill Parness, (732) 290-0121, or Marty Gitlin, (914) 528-7702; parnespr@optonline.net

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NEW WORLD RESTAURANT GROUP NAMES S. GARRETT STONEHOUSE AS DIRECTOR